Liquidation

As Of:	11/4/02		ROCK 2001-C1

Property ID	Borrower Name	Property Type	City	State	Sq Ft	Liquidation Proceeds - Current Period	Liquidation Proceeds - Total To Date	Liquidation Expenses - Current Period	Liquidation Expenses - Total To Date	Realized Losses - Current Period	Realized Losses - Total To Date	Comments

NONE

Last Updated on 11/22/02
By LSancho